Exhibit 23
Consent of Independent Registered Public Accounting Firm

The Board of DirectorsFarmers
Capital Bank Corporation:

We consent to the incorporation by reference in Registration Statement Numbers 333-63037 and 333-116801 on Forms S-8 of Farmers Capital Bank Corporation of our reports dated March 10, 2006 with respect to the consolidated financial statements of Farmers Capital Bank Corporation, and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Farmers Capital Bank Corporation for the year ended December 31, 2005.

/s/ Crowe Chizek and Company LLC

Crowe Chizek and Company LLC
Louisville, Kentucky
March 10, 2006